UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

MANDALAY RESORT GROUP

(Name of Issuer)

COMMON STOCK, $.01 2/3 PAR VALUE

(Title of Class of Securities)

562567107

(CUSIP Number)

January 31, 2003

(Date of Event which Requires Filing of Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[x] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): BANK OF AMERICA CORPORATION 56-0906609
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	3,461,776
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	3,461,776
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,461,776
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.25%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	3,266,906
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	3,266,906
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,266,906
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.95%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NMS Services (Cayman) Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	3,266,906
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	3,266,906
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,266,906
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.95%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): MBG Trust - Wilmington Trust Owner Trustee - 941687665
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	3,266,906
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	3,266,906
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,266,906
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.95%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NB Holdings Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	194,870
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	194,870
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 194,870
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .30%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Bank of America, NA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	7,837
		SHARED VOTING POWER	166,833
		SOLE DISPOSITIVE POWER	7,137
		SHARED DISPOSITIVE POWER	167,533
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 174,670
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) BK

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION NC
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	116,898
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	116,898
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 116,898
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .18%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION MD
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	133,357
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	133,357
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 133,357
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .20%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): NationsBanc Montgomery Hodlings Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION MD
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	0
		SHARED VOTING POWER	20,200
		SOLE DISPOSITIVE POWER	0
		SHARED DISPOSITIVE POWER	20,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .03%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

CUSIP No. 562567107
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY): Banc of America Securities, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) [ ] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION MD
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER	20,200
		SHARED VOTING POWER	0
		SOLE DISPOSITIVE POWER	20,200
		SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .03%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

Item 1(a). Name of Issuer: MANDALAY RESORT GROUP

Item 1(b). Address of Issuer's Principal Executive Offices:

3950 Las Vegas Blvd. South

Las Vegas, Nevada 89119

Item 2(a). Name of Person Filing:

Bank of America Corporation

NMS Services Inc.

NMS Services (Cayman) Inc.

MBG Trust - Wilmington Trust Owner Trustee

NB Holdings Corporation

Bank of America, NA

Banc of America Advisors, LLC

Banc of America Capital Management, LLC

Banc of America Securities, LLC

NationsBanc Montgomery Holdings Corporation

Item 2(b). Address of Principal Business Office or, if None,

Residence:

Bank of America Corporation

100 North Tryon Street

Charlotte, NC 28255

Item 2(c). Citizenship:

Bank of America Corporation - Delaware

NMS Services Inc. - Delaware

NMS Services (Cayman) Inc. - Cayman Islands

MBG Trust - Wilmington Trust Owner Trustee - US

NB Holdings Corporation - Delaware

Bank of America NA - US

Banc of America Advisors, LLC - NC

Banc of America Capital Management, LLC - MD

Banc of America Securities, LLC - Delaware

NationsBanc Montgomery Holdings Corporation - USA

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number: 562567107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or

13d-2(b) or (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ]A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4. Ownership:

With respect to the beneficial ownership of the reporting person, see Items 5 through 11 of the cover pages to this Schedule 13G, which are incorporated herein by reference.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of

Another Person:

Mandalay Resort Group may have, under certain circumstances, the right to receive dividends from or the proceeds from the sale of, [Securities/Shares] owned by MBG Trust pursuant to the Stock Purchase Agreement, dated as of September 8, 2000, between Mandalay Resort Group, Bank of America, N.A. and MBG Trust.

Item 7. Identification and Classification of the Subsidiary which

Acquired the Security Being Reported on By the Parent

Holding Company:

NMS Services Inc.

NMS Services (Cayman) Inc.

MBG Trust - Wilmington Trust Owner Trustee

NB Holdings Corporation

Bank of America, NA

Banc of America Advisors, LLC

Banc of America Capital Management, LLC

Banc of America Securities, LLC

NationsBanc Montgomery Holdings Corporation

Item 8. Identification and Classification of Members of the

Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2003

Bank of America Corporation

Bank of America NA

NB Holdings Corporation

By: /s/ Charles F. Bowman

Charles F. Bowman

Senior Vice President

NMS Services Inc.

NMS Services (Cayman) Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Managing Director

Banc of America Advisors, LLC

Banc of America Capital Management, LLC

By: /s/ Michael Bernadino

Michael Bernadino as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibits B & C

Banc of America Securities LLC

By: /s/ Benedict Wilkinson

Benedict Wilkinson

Managing Director

NationsBanc Montgomery Holdings Corporation

By: /s/ Neil A. Cotty

Neil A. Cotty

Senior Vice President

MBG Trust - Wilmington Trust Owner Trustee

By: /s/ Jeanne M. Oller

Jeanne M. Oller

Financial Services Officer

EXHIBIT A - JOINT FILING AGREEMENT

The filing of this statement shall not be construed as an admission that Bank of America Corporation is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 11, 2003

Bank of America Corporation

Bank of America NA

NB Holdings Corporation

By: /s/ Charles F. Bowman

Charles F. Bowman

Senior Vice President

NMS Services Inc.

NMS Services (Cayman) Inc.

By: /s/ R. Kevin Beauregard

R. Kevin Beauregard

Managing Director

Banc of America Advisors, LLC

Banc of America Capital Management, LLC

By: /s/ Michael Bernadino

Michael Bernadino as attorney-in-fact pursuant to the powers of attorney dated February 14, 2002 attached hereto as exhibits B & C

Banc of America Securities LLC

By: /s/ Benedict Wilkinson

Benedict Wilkinson

Managing Director

NationsBanc Montgomery Holdings Corporation

By: /s/ Neil A. Cotty

Neil A. Cotty

Senior Vice President

MBG Trust - Wilmington Trust Owner Trustee

By: /s/ Jeanne M. Oller

Jeanne M. Oller

Financial Services Officer

EHXIBIT B - POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Advisors, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Banc of America Advisors, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

BANC OF AMERICA ADVISORS, LLC

By: __/s/ Edward D Bedard

Edward D. Bedard

Managing Director

February 14, 2002

EXHIBIT C - POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Capital Management, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, Banc of America Capital Management, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

BANC OF AMERICA CAPITAL MANAGEMENT, LLC

By: /s/ Edward D. Bedard

Edward D. Bedard

Managing Director

February 14, 2002